Patrizio & Zhao, LLC

Certified Public Accountants and Consultants

322 Route 46 West

Parsippany, NJ 07054

Tel: (973) 882-8810

Fax: (973) 882-0788

www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amendment No.1 to Registration Statement (Form S-1/A) pertaining to the registration of 21,308,753 shares of common stock of Viscorp, Inc., of our report dated November 2, 2007, except for Note 15, as to which the date is March 20, 2008, with respect to the financial statements of Chengdu Tianyin Pharmaceutical Co., Ltd. for the years ended June 30, 2007 and 2006.  We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/  Patrizio & Zhao, LLC

Patrizio & Zhao, LLC

Parsippany, New Jersey

March 20, 2008